CONTACT:

Rosanne Palacios

Vice President of Marketing

International Bancshares Corporation

(956) 726-6636

Elizabeth Marshall or

Brian Dwyer

KGB Texas, Inc.

(210) 826-8899

FOR IMMEDIATE RELEASE:

International Bancshares Corporation expands Stock Repurchase Program

Laredo, Texas—(BUSINESS WIRE)—January 28, 2002--International Bancshares Corporation (NASDAQ:IBOC) announced that its board of directors expanded its stock repurchase program.  The Company is now authorized to repurchase up to $80 million of its common stock through December 2002, compared to the prior authorization of $60 million through December 2002.  Stock repurchases may be made from time to time, on the open market or through private transactions.  Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans.  As of January 25, 2002, a total of 1,334,034 shares had been repurchased under this program at a total cost of approximately $54 million, which shares are now reflected as 1,711,070 shares of treasury stock as adjusted for stock dividends.  The Company currently has invested approximately $75 million in treasury shares, which amount has been accumulated since the inception of the Company.

IBC is a $6.3 billion multi-bank financial holding company headquartered in Laredo, Texas, with 126 facilities and 238 ATM’s serving 40 communities, with facilities in Houston, San Antonio, McAllen, Brownsville, Corpus Christi, Eagle Pass, Zapata, Port Lavaca, Victoria and many other communities in the central, south and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.